EXHIBIT 99.1
SONORA RESOURCES ENTERS INTO ASSET PURCHASE AGREEMENT WITH YALE RESOURCES LTD.

GUADALUPE, MEXICO-(Marketwire-–February 20, 2013) Sonora Resources Corp. (OTCBB: SURE) ("Sonora" or the "Company"), a mineral exploration and development company focused on the acquisition and exploration of international silver and gold mining properties, is pleased to announce that on February 15, 2013, the Company entered into an Asset Purchase Agreement (“Purchase Agreement”) with Yale Resources Ltd. (“Yale”) to purchase all of the right, title and interest in and to the Los Amoles 2 and Los Amoles 3 Fracc.1 properties, consisting of 2,166 hectares located in the State of Sonora Mexico (the “Property”). Yale will use all commercially reasonable efforts to acquire title to the Los Amoles 4 property which is approximately an additional 2,200 hectares adjoining the Los Amoles 3 property.  The Company has agreed to purchase the Property from Yale by issuing 1,000,000 of restricted SURE common shares and making cash payments totaling US$200,000.

The Company will now acquire a 100% interest in the Property from Yale and cancel the Option Agreement dated November 26, 2010.  Pursuant to the Option Agreement, Sonora would have been required to incur the remaining exploration expenditures and to issue the remaining 200,000 common shares to acquire a 70% undivided beneficial and legal interest in the Property.

The previous option was exercisable on or before November 26, 2013, by Sonora issuing to Yale an aggregate of 1,000,000 common shares in the capital of Sonora, paying to Yale an aggregate of US$50,000 in cash, and incurring an aggregate of US$900,000 on eligible exploration expenditures on the Property. Previously, Sonora has issued 800,000 common shares, paid US$50,000 to Yale and has spent approximately US$232,000 on eligible exploration expenditures on the Property.

First Majestic Silver Corp. (“First Majestic”), AG: NYSE, has advanced US$30,000 on behalf of Sonora pursuant to a Demand Promissory Note dated February 19, 2013.  Sonora will pay interest at a rate 1 Year LIBOR plus 3.5% per cent per annum for a maximum of six (6) months. The second payment of US$170,000 will be advanced by First Majestic upon transfer of 100% of the right, title and interest of the Property to Sonora. A second promissory note will be entered into between Sonora and First Majestic on the same terms.

About Sonora Resources Corp. (OTCBB: SURE)
The Company is focused on the acquisition and exploration of international silver and gold mining properties located in regions that enjoy stable politics, sound economies and friendly business environments. Additional information about the Company may be found at www.sonoraresources.com.

Notice Regarding Forward-Looking Statements
Statements in this news release that are not historical are forward-looking statements. Forward-looking statements in this news release include: the proposed use of proceeds of the private placement; that the Company’s creditor may convert outstanding indebtedness into shares; that the Company will have sufficient funds to continue its operations and exploration requirements at its projects for the near future; that the company believes that geographic scope of mining concessions makes for encouraging gold and silver potential for the project;  and that Mexico is stable and business friendly. Factors which may delay or prevent these forward-looking statements from being realized include changes to the Company’s exploration plans and priorities; changes to the creditor’s plans regarding conversion of debt; increases in costs relating to exploration activities in Mexico; changes in global financial and precious metals markets; misinterpretation of data; we may not locate or agree to terms with potential partners, we may not be able to acquire equipment or labor as needed; we may not be able to raise sufficient funds to complete our intended exploration or carry on operations; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Nearby mineral resources is no indication of resources on our property. In addition, Mexico may undergo political or social change which would create additional geopolitical risks. Readers should refer to the risk disclosures outlined in the periodic reports filed by other junior mineral exploration companies with the Securities and Exchange Commission.

Contact:
For additional information contact:
Investor Relations
Oceanview IR Services, Inc.
Tel. 1-877-513-7873 (SURE)